Exhibit 10.2 Option Agreement dated as of August 19, 2001 between eVision USA. Com. Inc. and eBanker USA. com, Inc.

OPTION AGREEMENT

This OPTION AGREEMENT, dated as of August 19, 2001, is entered into between eVision USA.Com, Inc. (eVision) and eBanker USA.com, Inc. (eBanker).

        WHEREAS, eVision and Online Credit Limited (Online) have provided eBanker with two agreements, being this Option Agreement and an Option Hedge Agreement dated August 19, 2001 between Online and eBanker, respectively, which, when combined, offers eBanker the potential to raise up to $135,794.25 in risk-free and cost-free capital.

        WHEREAS, eVision wishes to receive an option to purchase up to 20% of the current outstanding common shares of eBanker in the event that the Asset Purchase Agreement dated June 8, 2001 and Asset Purchase Agreement Extension dated June 26, 2001 between eVision and Online is approved.

        NOW THEREFORE, eBanker agrees to issue eVision an option to purchase up to 543,177 new treasury shares of eBanker if eVision successfully sells its interest in eBanker to Online through the proposed asset sale (Option).

        The Option will be exercisable at $4.07 per share on or before December 31, 2001, at $4.31 per share on or before December 31, 2002 and at $4.57 per share on or before December 31, 2003, and will expire on December 31, 2003.

EBANKER USA.COM, INC.

By: /s/ Robert H. Trapp
        Robert H. Trapp

Title: Secretary

EVISION USA.COM, INC.

By: /s/ Tony T.W. Chan

Title: Director
        Tony T.W. Chan